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                                                                    Exhibit 4.24

                   CERTIFICATE OF DESIGNATIONS, PREFERENCES
                    AND RIGHTS OF 5% CUMULATIVE CONVERTIBLE
                           PREFERRED STOCK, SERIES 3
                                      OF
                           SYQUEST TECHNOLOGY, INC.


     SyQuest Technology, Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred on the Board of Directors of the

Company by the Certificate of Incorporation, as amended, of the Company, and pursuant to Section 151 of the General Corporation Law of the State of Delaware,

the Board of Directors of the Company at a meeting duly held, adopted resolutions providing for the designations, preferences and relative,

participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of one hundred thousand (100,000) shares of 5% Cumulative

Convertible Preferred Stock, Series 3, of the Company, as follows:


     RESOLVED, that the Company is authorized to issue 100,000 shares of 5% Cumulative Convertible Preferred Stock, Series 3, $.001 par value (the "Series 3 Preferred Shares"), which shall have the following powers, designations, preferences and other special rights:

     (1) Dividends. The holders of the Series 3 Preferred Shares shall be
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entitled to a cash dividend of five percent per annum of the Stated Value (as defined below), on a cumulative basis (prorated for any portion of the applicable period during which the Series 3 Preferred Shares are outstanding). Dividends shall accrue from the date of issuance of the Series 3 Preferred
Shares and shall be payable on the last day of each calendar quarter, commencing June 30, 1997, through and including the date on which the Series 3 Preferred Shares are converted. Dividends may be paid at the Company's option in cash or, on not less than ninety days' notice from the Company to each holder of Series 3 Preferred Shares, in additional Series 3 Preferred Shares; provided that the Company may not elect to pay dividends in additional Series 3 Preferred Shares to the extent that (a) the number of authorized and unissued Series 3 Preferred Shares is
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insufficient to make such payment, or (b) the ability of the holders of Series 3
Preferred Shares to convert Series 3 Preferred Shares or to exercise the Warrant (as hereinafter defined) is restricted by section 2(h), below. If the Company elects to pay to any holder of Series 3 Preferred Shares any such dividend in additional Series 3 Preferred Shares, the number of such additional Series 3 Preferred Shares shall be determined by dividing the aggregate amount of such dividend payable to such holder by 100; provided that no fraction of a Series 3 Preferred Share shall be issued, but in lieu thereof, the Company shall pay in cash an amount equal to such fraction multiplied by $100.

     (2) Conversion of Series 3 Preferred Shares. The holders of the Series 3
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Preferred Shares shall have the right, at their option, but subject to the
Subscription Agreement dated March 31, 1997 (the "Subscription Agreement"), between the Company and Fletcher International Limited ("Fletcher"), to convert the Series 3 Preferred Shares into shares of the common stock of the Company, $.001 par value, as such stock now exists or may be changed from time to time hereafter ("Common Stock"), on the following terms and conditions:

        (a) Conversion Right. Any or all of the Series 3 Preferred Shares shall
            ----------------
be convertible at any time into whole, fully paid and nonassessable shares of Common Stock, at the conversion price (the "Conversion Price") in effect at the time of conversion determined as hereinafter provided. Each Series 3 Preferred Share shall have a stated value of $100 (the "Stated Value") for the purpose of such conversion and the number of shares of Common Stock issuable on conversion of each Series 3 Preferred Share shall be determined by dividing the Stated Value thereof by the Conversion Price then in effect. In the event of a conversion of Series 3 Preferred Shares for which there are accrued and unpaid dividends, the amount of the accrued and unpaid dividends shall be paid at the time and in the manner provided in section (1).

        (b) Conversion Price. The Conversion Price shall be the greater of (1)
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the arithmetical average of the closing sale prices per share of Common Stock on the five consecutive trading days preceding the delivery of any Conversion
Notice (as that term is hereinafter defined), as reported by the Nasdaq National Market (the "NMS"), or, if the NMS is not then the principal trading market for the Common Stock, on the principal trading market for the Common Stock at that time, or, if there is then no such principal trading market, the fair market value per share of Common Stock during such period as determined in good faith by the Board of Directors of the Company, and (2) ninety percent of such closing sale price on the day immediately preceding the delivery of the Conversion
Notice (as that term is hereinafter defined); provided that the Conversion Price shall not be greater than the closing sale price per share of Common Stock as reported by the NMS on the first day that any Series 3 Preferred Shares are issued. If the value of the Common Stock is so to be determined by the Board of Directors of the Company and the holders of the Series 3 Preferred Shares disagree with said valuation, the value of the Common Stock will be determined by binding arbitration in accordance with the Commercial Arbitration Rules then prevailing of the American Arbitration

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Association, and such arbitration shall proceed in Chicago, Illinois, or at such other place as agreed to in writing by the Company and the holders of the Series 3 Preferred Stock.

        (c) Adjustment to Conversion Price. In the event that the Company shall
            ------------------------------
declare a dividend or make a distribution on or with respect to the outstanding shares of its Common Stock in shares of its Common Stock, subdivide its outstanding shares of Common Stock into a greater number of shares, or combine its outstanding shares of Common Stock into a smaller number of shares, then, in each such event, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision or combination shall be proportionately adjusted, if necessary, as determined in good faith by the Board of Directors of the Company, so that the holder of any Series 3 Preferred Shares surrendered for conversion after such time shall be entitled to receive the aggregate number of shares of Common Stock that the holder would have owned or been entitled to receive had such Series 3 Preferred Shares been converted immediately prior to such record date or effective date and the resulting Common Stock had been subject to such dividend, distribution, subdivision or combination. Such adjustment shall be made successively whenever any event specified above shall occur.

        (d) Conversion Notice. On presentation and surrender to the Company (or
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at any office or agency maintained for the transfer of the Series 3 Preferred
Shares) of the certificate(s) ("Preferred Stock Certificate(s)") for Series 3 Preferred Shares so to be converted, duly endorsed in blank for transfer or accompanied by proper instruments of assignment or transfer in blank and written notice of conversion (a "Conversion Notice"), the holder of such Series 3 Preferred Shares shall be entitled, subject to the limitations herein contained, to receive in exchange therefor a certificate or certificates for whole, fully paid and nonassessable shares of Common Stock, which certificates shall be delivered by the fourth trading day after the date of delivery of the Conversion Notice and Preferred Stock Certificates for the Series 3 Preferred Shares being converted, and cash for any fractional share of Common Stock on the foregoing basis. If the Common Stock can be issued without such restrictive legend pursuant to the Subscription Agreement, upon request made by the holders of the Series 3 Preferred Shares in the Conversion Notice, the Company will authorize and instruct its transfer agent to issue the Common Stock electronically. The Conversion Notice shall be deemed delivered and received on the business day when it is transmitted by facsimile if so transmitted by 5:00 p.m. California time and the Company receives the Preferred Stock Certificate(s) by 10:00 a.m. California time the following business day, or on the next business day after it is deposited for next-day delivery with a nationally recognized overnight delivery service. The Series 3 Preferred Shares shall be deemed to have been converted, and the person converting the same to have become the holder of record of Common Stock, for all purposes as of the date of delivery of the Conversion Notice.

        (e) Reservation of Shares. The Company shall, as soon as practicable
            ---------------------
hereafter and then for so long as any of the Series 3 Preferred Shares are outstanding,

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reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series 3 Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series 3 Preferred Shares then outstanding.

        (f) Fractional Shares. The Company shall not issue any fraction of a
            -----------------
share of Common Stock on any conversion, but shall pay in cash therefor at the Conversion Price then in effect multiplied by such fraction.

        (g) Taxes. The Company shall pay any and all taxes that may be imposed
            -----
on it with respect to the issuance and delivery of Common Stock on the conversion of Series 3 Preferred Shares as herein provided. The Company shall not be required in any event to pay any transfer or other taxes by reason of the issuance of such Common Stock in names other than those in which the Series 3 Preferred Shares surrendered for conversion are registered on the Company's records, and no such conversion or issuance of Common Stock shall be made unless and until the person requesting such issuance shall have paid to the Company the amount of any such tax, or shall have established to the satisfaction of the Company and its transfer agent, if any, that such tax has been paid.

        (h) The 19.9% Limit. If at the time that the Company receives a
            ---------------
Conversion Notice, the aggregate number of shares of Common Stock issuable pursuant to such Conversion Notice and all other Conversion Notices received at that time (the "Subject Conversion Notices"), when added to the aggregate number of shares of Common Stock (1) previously issued on conversion of Series 3 Preferred Shares and the exercise of that certain Warrant to purchase Common Stock (the "Warrant") issued by the Company to Fletcher pursuant to the Subscription Agreement on the date of initial issuance of the Series 3 Preferred Shares and (2) issuable on conversion of all remaining outstanding Series 3 Preferred Shares (determining such number as if such Series 3 Preferred Shares were converted as of the Conversion Date relating to such Conversion Notice) and
(3) issuable on exercise of the Warrant (determined based on the Exercise Price then in effect, as defined in the Warrant) would exceed nineteen and nine-tenths percent of the total number of shares of Common Stock outstanding (adjusted to reflect any split, subdivision, combination or consolidation of the Common Stock, whether by reclassification, distribution of a dividend with respect to the outstanding Common Stock payable in shares of Common Stock, or otherwise, or any recapitalization of the Common Stock) on the date of the first issuance of Series 3 Preferred Shares (the "19.9% Limit") and such circumstance would require the approval of the holders of the Common Stock pursuant to the listing requirements of the Nasdaq Stock Market or the rules of the National Association of Securities Dealers, Inc. (or such stock exchange or other interdealer quotation system that is then the Principal Market), the number of Series 3 Preferred Shares identified in the Subject Conversion Notices that, if converted into shares of Common Stock, would equal or exceed the 19.9% Limit (the "Excess Preferred Shares"), shall not be converted unless and until the stockholder approval

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referred to in section (2)(j) (the "Stockholder Consent") is obtained or is no longer required. The Excess Preferred Shares will be allocated among the holders delivering Subject Conversion Notices on a pro rata basis based on the relative number of Series 3 Preferred Shares identified in each such Subject Conversion Notice. Any Excess Preferred shares shall not be converted into shares of Common Stock until the later of the date on which the Stockholder Consent is obtained and the Company receives a subsequent Conversion Notice with respect thereto. If the Company is not otherwise notified by the Nasdaq Stock Market or the National Association of Securities Dealers, Inc. that Stockholder Consent is necessary, the Company will issue Common Stock to the holders of the Series 3 Preferred Shares in excess of the 19.9% Limit.

        (i) Maximum Number. Series 3 Preferred Shares shall be convertible only
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into the Maximum Number of shares of Common Stock. The "Maximum Number" is equal to the sum of the 9% Number and the Convertible Number. The "9% Number" is nine percent of the outstanding shares of Common Stock as of the date of filing of this Certificate with the Delaware Secretary of State, minus 1,500,000. The "Convertible Number" is initially zero and thereafter may be increased on expiration of a sixty-five day period (the "Notice Period") after the holder of Series 3 Preferred Shares delivers a notice (a"65-Day Notice") to the Company designating an aggregate number of shares of Common Stock in excess of the 9% Number that will become convertible. A 65-Day Notice may be given at any time.
If the initial 65-Day Notice does not designate all of the shares of Common
Stock then issuable on conversion of such holder's Series 3 Preferred Shares, additional Series 3 Preferred Shares will become convertible into some or all of the remaining shares of Common Stock on delivery of one or more 65-Day Notices increasing the Convertible Number after a further Notice Period. From time to time following the Notice Period, the Series 3 Preferred Shares may be converted on any business day for any number of shares of Common Stock, such that the aggregate number of shares of Common Stock issued hereunder is less than or equal to the Maximum Number.

        (j) Stockholder Approval. If there are Excess Preferred Shares as
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described in section (2)(h), the Company shall promptly use its best efforts to obtain the Stockholder Consent, including, without limitation, causing its Board of Directors to call a special meeting of stockholders and recommend such approval.

     (3) Voting Rights. Holders of Series 3 Preferred Shares shall have no
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voting rights, except as required by law.

     (4) Liquidation, Dissolution, Winding Up. In the event of any voluntary or
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involuntary liquidation, dissolution or winding up of the Company, the holders of the Series 3 Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "Preferred Funds"), before any amount shall be paid to the holders of the Common Stock, an amount equal to the Stated Value per Preferred Share plus any

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accrued and unpaid dividends; provided that, if the Preferred Funds are insufficient to pay the full amount due to the holders of Series 3 Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Series 3 Preferred Shares as to payments of Preferred Funds (the "Pari Passu Shares"), then each holder of Series 3 Preferred Shares and Pari Passu Shares shall receive a percentage of the Preferred Funds equal to the full amount of Preferred Funds payable to such holder as a percentage of the full amount of Preferred Funds payable to all holders of Series 3 Preferred Shares and Pari Passu Shares. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other corporation or corporations, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company. No holder of Series 3 Preferred Shares shall be entitled to receive any amounts with respect thereto on any liquidation, dissolution or winding up of the Company other than the amounts provided for herein.

     (5) Preferred Rank. With respect to preferences as to dividends and
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distributions and payments on the liquidation, dissolution or winding up of the
Company, the Series 3 Preferred Shares shall rank (1) senior to the Common Stock, (2) with respect to all other existing capital stock of the Company, senior to such capital stock if permitted by the terms of such capital stock or, if not so permitted, on a parity with such capital stock if permitted by the terms of such capital stock or, if not so permitted, junior to such capital stock, and (3) senior to all series of any class of the Company's capital stock issued after the date of the filing of this Certificate. So long as any of the Series 3 Preferred Shares are outstanding, no Common Stock nor any other capital stock of the Company ranking junior to the Series 3 Preferred Shares will be redeemed, purchased or otherwise acquired for any consideration by the Company (except by conversion into or exchange for stock of the Company ranking junior to the Series 3 Preferred Shares) unless in each case the Company offers to redeem the Series 3 Preferred Shares on substantially the same terms (provided that the redemption price shall not be less than $100 per share). The Company may hereafter authorize additional or other capital stock for issuance in the BLC Transaction (as that term is defined in the Subscription Agreement) that is senior, equal or junior to the Series 3 Preferred Shares, in respect of the preferences as to dividends and distributions and payments on the liquidation, dissolution and winding up of the Company, but the Company may not otherwise hereafter, for so long as any Series 3 Preferred Shares are outstanding, authorize additional or other capital stock that is of senior or equal rank to the Series 3 Preferred Shares, in respect of the preferences as to dividends and distributions and payments on the liquidation, dissolution and winding up of the Company. In the event of the merger or consolidation of the Company with or into another corporation, the Series 3 Preferred Shares shall maintain their relative powers, designations and preferences provided herein.

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     (6) Lost or Stolen Certificates. On receipt by the Company of evidence of
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the loss, theft, destruction or mutilation of any Preferred Stock Certificate representing Series 3 Preferred Shares, and (in the case of loss, theft or destruction) of any indemnification undertaking by the holder to the Company that is reasonably satisfactory to the Company, and on surrender and cancellation of such Preferred Stock Certificate, if mutilated, the Company shall execute and deliver a new Preferred Stock Certificate of like tenor and date; provided that the Company shall not be obligated to re-issue any lost or stolen Preferred Stock Certificate if the holder thereof contemporaneously requests the Company to convert such Series 3 Preferred Shares into Common Stock.

     (7) Amendment. So long as any Series 3 Preferred Shares are outstanding,
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the Company shall not, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least a majority of the total number of Series 3 Preferred shares outstanding, voting separately as a class, amend or repeal any provision of, or add any provision to, the Company's Certificate of Incorporation, if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series 3 Preferred Shares.

     IN WITNESS WHEREOF, the Company has caused this certificate to be signed by

Henry C. Montgomery, its Chief Financial Officer, as of April 1, 1997.
-------------------      -----------------------        --------

                                               SYQUEST TECHNOLOGY, INC.



                                               By:/Henry C. Montgomery/
                                                  ---------------------
                                               Title: Chief Financial Officer

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